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                                                                    EXHIBIT 10.4


                                JAMES E. MINARIK
                              SALE BONUS AGREEMENT

      THIS SALE BONUS AGREEMENT (this "Agreement"), is made and entered into as of December 7, 2004, between DEI HOLDINGS, INC. (the "Company") and JAMES E. MINARIK (the "Executive").

                                    Recitals

      A. The Executive and Directed Electronics, Inc., a subsidiary of the Company ("DEI"), have entered into an Amended and Restated Employment Agreement, dated as of January 1, 2004 (the "Employment Agreement").

      B. Pursuant to a recapitalization of the Company, effective as of June 17, 2004, (i) the Company paid a special dividend to its shareholders, and (ii) in connection with such dividend, the Company paid to Executive $1,280,007 pursuant to that certain Third Amended and Restated Equity Participation Right Agreement, dated as of January 1, 2004, between the Company and the Executive (the "Prior Agreement").

      C. On or about September 17, 2004, certain Company shareholders contributed $6.0 million additional equity to the Company in connection with an acquisition.

      D. The parties are entering into this Agreement for the purpose of (i) providing the Executive an incentive to increase the value of the Company by granting him the right to receive a percentage of the proceeds received by the Company's shareholders as a result of certain liquidity events, and (ii) terminating the Prior Agreement.

      E. The parties' intent is that upon specified liquidity events, the Company pay to the Executive a percentage of the proceeds distributable to common holders (not warrant holders) as follows:

            (i) the Executive shall not receive any percentage of the net proceeds necessary to "repay" a "base equity amount" equal to the sum of (x) the $6.0 million of equity contributed in September 2004, plus (y) any additional equity contributed after the date hereof, together with a 12% annual "preferred return" on such additional equity;

            (ii) the Executive shall receive 2.25% of the next $79,774,798 of net proceeds above the base equity amount, up to a maximum of $1,794,933 (i.e., 2.25% of such proceeds amount, which, together with the $102,443,890 previously paid as a special dividend to the Company's shareholders, equals $182,218,688, or four times such shareholders' initial equity investment of $45,554,672);

            (iii) if the net proceeds are more than $79,774,798 but less than
                  $83,750,000 above the base equity amount, the Executive shall receive (x) 2.5% of such excess proceeds, up to $99,380 (i.e., 2.5% of $3,975,202), plus (y) 0.25% of the first $136,664,016
                  (i.e., $182,218,688 less the $45,554,672 initial equity
                  investment), or $341,660;

            (iv) as a result, if there are $83,750,000 of net proceeds distributable to common holders in excess of the base equity amount, the Executive shall receive $2,235,973 (i.e., $1,794,933 plus $99,380 plus $341,660); and

            (v) the Executive shall receive 5% of all net proceeds distributable to common holders in excess of the sum of (x) the base equity amount, plus (y) $83,750,000.

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      F. Attached as Annex A are certain examples showing the payment due the
Executive under various sale scenarios.

                                    Agreement

      NOW THEREFORE, intending to be legally bound, the parties hereby agree as follows.

      1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement. In addition, the following terms when used in this Agreement have the meanings set forth below:

            (a) "Base Equity Amount" shall mean an amount equal to the sum of
(i) $6,000,000, plus (ii) the Preferential New Equity Amount.

            (b) "Initial Gain Share Payment" shall mean an amount equal to 2.25% of the first $79,774,798 of Net Equity Proceeds, if any, up to a maximum of $1,794,933.

            (c) "Net Equity Proceeds" shall mean an amount equal to the remainder of (i) the Proceeds Available for Distribution to Shareholders, less
(ii) the Base Equity Amount.

            (d) "Preferential New Equity Amount" shall mean the dollar amount of equity contributions to the Company subsequent to the date hereof, which amount shall increase at a rate of twelve percent (12%) per annum from the date of each applicable equity issuance through the date of consummation of the Sale Event.

            (e) "Proceeds Available for Distribution to Shareholders" shall mean the total gross proceeds and other consideration actually paid to or received by the holders of the Company's equity securities (in their capacity as such) other than holders of the Company's currently outstanding warrants in connection with a Sale Event and after payment of all debt, all transaction expenses (including all payments under this Agreement other than the Third Gain Share Payment), and all proceeds payment due to holders of the Company's currently outstanding warrants, including, without limitation, (i) cash, and (ii) notes, securities and other property. Non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices (as reported in the Wall Street Journal) for the ten trading days prior to the closing of the Sale Event, and (y) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Board and the Executive.

            (f) "Sale Event" shall mean:

                  (i) the sale of all, or substantially all, of DEI's consolidated assets in any single transaction or series of related transactions; or

                  (ii) the sale, or series of related sales, of common stock of the Company or DEI possessing the ordinary voting power (on a fully-diluted basis) to elect a majority of the board of directors of the Company or the Board, as the case may be, to an independent third party or a group of affiliated independent third parties; or

                  (iii) any merger or consolidation of the Company or DEI with or into another corporation or other business entity (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation, the holders of the Company's or DEI's, as the case may be, voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation or other business entity representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully-diluted basis).

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            (g) "Second Gain Share Payment" shall mean an amount equal to 2.5%
of Net Equity Proceeds in excess of $79,774,798 but not exceeding $83,750,000, if any, up to a maximum of $99,380.

            (h) "Third Gain Share Payment" shall mean an amount equal to 5% of the Net Equity Proceeds in excess of $83,750,000.

            (i) "Trivest Investors" shall mean Trivest Fund II, Ltd., Trivest Equity Partners II, Ltd., Trivest Principals Fund II, Ltd., Trivest Fund III, L.P., Trivest Equity Partners III, L.P., Trivest Fund Cayman III, L.P., Trivest Principals Fund III, L.P., Trivest-DEI Co-Investment Fund, Ltd., and any of their respective successors and assigns.

      2. Sale Bonus. Upon the consummation of any Sale Event, the Company shall pay (or cause to be paid) to the Executive an amount (the "Sale Bonus") equal to the sum of (i) the Initial Gain Share Payment plus (ii) the Second Gain Share Payment plus (iii) if and only if the Net Equity Proceeds Exceed $79,774,798, the amount of $341,660, plus (iv) the Third Gain Share Payment.

      3. Public Offering. In the event of an initial public offering of equity securities by the Company or DEI registered under the Securities Act of 1933, as amended, the Company's Board of Directors shall in good faith negotiate with the Executive to determine a fair compensation arrangement to compensate Executive in accordance with the purpose and intent of this Agreement.

      4. Nature of the Right.

            (a) The Executive shall have the right to receive a Sale Bonus only upon the closing of a Sale Event during the Employment Period. Notwithstanding the foregoing, (i) if the Executive's Employment Period is terminated within 18 months prior to the consummation of a Sale Event by reason of the Executive's death or Disability, the Company shall, upon the closing of such Sale Event, pay (or cause to be paid) to the Executive (or his estate) the Sale Bonus, and (ii) the Company shall also pay the Executive a Sale Bonus if a Sale Event occurs within 18 months of the Company's termination of the Executive's employment without Cause or the expiration of the Employment Period without an offer by DEI to renew the Employment Agreement (6 months if there has been a "Negative EBITDA Event"). For purposes of this Section 3(a), a "Negative EBITDA Event" shall be deemed to have occurred if the Company's "EBITDA" during any 12-month period ending not more than six (6) months prior to the termination of the Executive's Employment Period shall have declined at least 10% from the Company's EBITDA during any preceding 12-month period. "EBITDA" means the sum of the (i) Company's net income, plus (ii) the aggregate tax, interest, depreciation and amortization expense deducted in calculating such net income, each as calculated in accordance with generally accepted accounting principles consistently applied with the Company's prior practices. For example, if the Executive's Employment Period terminates June 30, 2007, and the Company's EBITDA for the 12 months ended March 31, 2007 is at least 10% less than the Company's EBITDA for the 12 months ended September 30, 2006 (or any other 12-month period ending prior to March 31, 2007), then Executive shall be entitled to a Sale Bonus only if a Sale Event is consummated on or prior to December 31, 2007 (i.e., 6 months rather than 18 months after the termination of Executive's employment without Cause).

            (b) The Sale Bonus shall be satisfied in the same form of consideration as is received by the Trivest Investors. If the Trivest Investors receive a combination of cash and property, the Sale Bonus shall be satisfied in such forms in the same proportion as is received by the Trivest Investors.

            (c) If all or a portion of the consideration payable by reason of a Sale Event is payable over time or based upon the existence or occurrence of events in the future, the amount of the Sale Bonus shall be computed based on the actual consideration received by the Company's equity holders at closing and the Sale Bonus shall include the right to receive the percentage of the Proceeds Available for Distribution to Shareholders applied to such future consideration as and when such consideration is received.

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      5. Modification to Right. In the event of an extraordinary corporate transaction, including, by way of example, any material acquisition or disposition of assets or securities other than in the ordinary course of business, or any material financing transaction, the Board shall in good faith review for reasonableness the Sale Bonus formula specified in Section 2 hereof and shall take such action, if any, as the Board in good faith deems necessary to adjust such formula in light of the circumstances existing at such time.

      6. Term. The Company's obligation to pay the Sale Bonus (or portion thereof) granted hereunder shall terminate upon the earlier to occur of: (a) the Executive's termination for Cause, (b) the Executive's voluntary resignation,
(c) 18 months after the Executive's termination without Cause (6 months if there has been a Negative EBITDA Event), (d) 18 months after Executive's termination by reason of Executive's death or Disability, or (e) seven years from the date hereof.

      7. Non-Transferability. Executive's rights under this Agreement may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law.

      8. Withholding. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable or property transferable to the Executive, any taxes required to be withheld by federal, state or local law as a result of the entering into this Agreement or the receipt of cash or property upon a Sale Event. If the amount of any consideration payable to the Executive is insufficient to pay such taxes or if no consideration is payable to the Executive, upon the request of the Company, the Executive shall pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements it may incur, as a result of the entering into of this Agreement or the receipt of cash or property upon a Sale Event.

      9. Employment Agreement. This Agreement is subject to, and the Company and the Executive agree to be bound by, all of the terms and conditions of the Employment Agreement, and this Agreement, together with the Employment Agreement and the exhibits attached hereto and thereto, represent the entire agreement between the parties with respect to the subject matter hereof. Subject to the Employment Agreement, this Agreement shall not confer upon the Executive any right to continue in the service of DEI or limit, in any respect, the right of DEI to discharge the Executive at any time, with or without Cause and with or without notice.

      10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without regard to the application of the principles of conflicts of laws.

      11. Prior Agreement. By execution below, the Prior Agreement is hereby terminated in its entirety.

      12. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto.

      IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date set forth above.

                                       DEI HOLDINGS, INC.

                                       By: /s/ Troy D. Templeton
                                           ---------------------------
                                             Troy D. Templeton,
                                             Chairman of the Board

                                       /s/ James Minarik
                                       -------------------------------
                                       JAMES MINARIK

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